April 29, 1997

Nuveen Tax-Free Money Market Fund, Inc.
333 West Wacker Drive
Chicago, Illinois  60606

RE:  Rule 24f-2 Notice

Ladies and Gentlemen:


We have acted as special counsel to Nuveen Tax-Free Money Market Fund, Inc., a Minnesota Corporation (the "Fund"), in connection with the Fund's registration, pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended, (the "1940 Act"), of an indefinite number of its Nuveen Massachusetts
Tax-Free Money Market Fund - Institutional Series Shares; Nuveen Massachusetts Tax-Free Money Market Fund - Service Plan Series Shares; Nuveen Massachusetts Tax-Free Money Market Fund - Distribution Plan Series Shares; Nuveen New York Tax-Free Money Market Fund - Institutional Series Shares; Nuveen New
York Tax-Free Money Market Fund - Service Plan Series Shares; and Nuveen
New York Tax-Free Money Market Fund - Distribution Plan Series Shares;
par value $.01 per share (collectively, the "Shares"), under the Securities Act of 1933, as amended (the "1933 Act"). We understand that, pursuant to such Rule 24f-2, the Fund proposes to file a notice (the
"Notice") with the Securities and Exchange Commission (the "Commission") with respect to the fiscal year ended February 28, 1997, in order to make definite in number the registration of Shares in the aggregate amount of $82,362,788. This opinion is being delivered to you in connection with the Fund's filing of such Notice.

In connection with this opinion, we have reviewed, among other things, executed copies of the following documents:

(a) a certificate of the Secretary of State of the State of Minnesota as to the existence and good standing of the Fund;

(b) copies, certified by the Secretary of State of the State of Minnesota; of the Fund's Articles of Incorporation and of all amendments and all supplements thereto (the "Charter");

(c) a certificate executed by H. William Stabenow, the Treasurer of the Fund, as to the issuance of the Shares in accordance with the Fund's Charter and By-Laws and as to the receipt by the Fund of the net asset value of the Shares covered by the Notice; and

(d) a certificate executed by Karen L. Healy, an Assistant Secretary of the Fund, certifying as to, and attaching copies of, the Fund's Charter and By-Laws, and certain resolutions adopted by the Board of Directors of the Fund (the "Board") authorizing the issuance of the Shares covered by the Notice;.

In our capacity as counsel to the Fund, we have examined the originals, or certified, conformed or reproduced copies, of all records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of all original or certified copies, and the conformity to original or certified copies of all copies submitted to us as conformed or reproduced copies. As to various questions of fact relevant to such opinion, we have relied upon, and assume the accuracy of, certificates and oral or written statements of public officials and officers or representatives of the Fund.

Based upon and subject to, the limitations set forth herein, we are of the opinion that the Shares, when issued, in the aggregate amount of $82,362,788 covered by the Notice were legally issued, fully paid and nonassessable.

This opinion expressed herein is limited to the laws of the State of Minnesota.


Very truly yours,

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON



Thomas S. Harman